EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Altiris, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-88868 and 333-102655) on Form S-8 of Altiris, Inc. of our report dated March 10, 2004, with respect to the consolidated balance sheets of Altiris, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which report appears in the December 31, 2003 Annual Report on Form 10-K of Altiris, Inc.

/s/ KPMG LLP

Salt Lake City, Utah

March 12, 2004